Exhibit 99.1

EXPRESSJET REPORTS DECEMBER 2008 PERFORMANCE

                HOUSTON, Jan 13, 2009 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for December 2008 for its ExpressJet Airlines subsidiary.  The results include statistics for contract operations, including charter activities.

                During the month, ExpressJet revenue passenger miles (RPM) totaled 630 million, and available seat miles (ASM) flown were 817 million.  ExpressJet's December load factor was 77.1%.  The company flew 54,774 block hours and operated 27,836 departures during the month.  ExpressJet had a total of 244 planes in its fleet during December – 214 allocated to flying as Continental Express and 30 operating in its corporate aviation (charter) division.

About ExpressJet

                ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 125 destinations in North America and the Caribbean with approximately 1,000 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports December 2008 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Month Ending December 31, 2008	System

Revenue Passenger Miles (millions)	630
Available Seat Miles (ASM) (millions)	817
Passenger Load Factor	77.1%
Block Hours	54,774
Departures	27,836
Stage Length	589

Year Ending December 31, 2008	System(1)

Revenue Passenger Miles (millions)	9,564
Available Seat Miles (ASM) (millions)	12,606
Passenger Load Factor	75.9%
Block Hours	828,819
Departures	433,289
Stage Length	594

(1) Includes statistics for flying operations that were suspended September 2, 2008.

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